Exhibit 5.1

Mitchell Silberberg & Knupp llp

A Law Partnership Including Professional Corporations

August 12, 2025

ClearSign Technologies Corporation
8023 E. 63rd Place, Suite 101

Tulsa, Oklahoma 74133

Re: ClearSign Technologies Corporation - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to ClearSign Technologies Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on August 12, 2025, under the Securities Act of 1933, as amended (the “Act”), of the Company’s registration statement on Form S-1 (the “Registration Statement”), relating to the offer, sale and issuance of up to 5,267,222 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share, upon the exercise from time to time of the Company’s outstanding redeemable warrants issued on April 23, 2024 (the “Warrants”).

The Warrants were sold by the Company pursuant to that certain Underwriting Agreement, dated April 19, 2024 (the “Underwriting Agreement”), entered into by and between the Company and Public Ventures, LLC, as representative of the underwriters named therein, a copy of which has been filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K on April 19, 2024. The Warrant Shares may be sold by the Company from time to time on a delayed or continuous basis pursuant to Rule 415 under the Act upon the exercise of the Warrants, as set forth in the Registration Statement (and any amendments thereto) and the prospectus contained therein.

We advise you that we have also examined (i) the Certificate of Incorporation of the Company, as amended and as currently in effect; (ii) the Bylaws of the Company as currently in effect; (iii) the Registration Statement and the exhibits thereto; (iv) the prospectus contained within the Registration Statement; (v) the Underwriting Agreement; (vi) the Warrants; (vii) such corporate records, agreements, documents and other instruments; and (viii) such certificates or comparable documents of public officials and other sources believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of: (i) any bankruptcy, insolvency, reorganization, preference, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally; (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; or (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

We express no opinion as to (i) any provision providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy, (ii) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (iii) the securities or “Blue Sky” laws of any state to the offer or sale of the Warrants and Warrant Shares and (iv) the antifraud provisions of the securities or other laws of any jurisdiction.

437 Madison Ave., 25th Floor, New York, New York 10022-7001
Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

August 12, 2025

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Warrant Shares, when issued and delivered upon exercise of the Warrants against payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Warrant Shares. This opinion is opining upon and is limited to the current federal laws of the United States and the General Corporation Law of the State of Delaware and the laws of the State of New York, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision, or otherwise.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as the Company’s counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the date hereof, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP

MITCHELL SILBERBERG & KNUPP LLP